VNUS Revises Upward Full-Year 2008 Net Income Guidance

SAN JOSE, Calif., July 29, 2008 --  VNUS® Medical Technologies, Inc. (Nasdaq: VNUS) updates and corrects its estimate of net income for the full year 2008.  Full-year 2008 net income is expected to range from approximately $13.1 million to $14.1 million, or income of $0.77 to $0.85 per share which is changed from the previously announced net income of $11.5 to $12.4 million or income of $0.68 to $0.74 per share.

ABOUT VNUS MEDICAL TECHNOLOGIES, INC.
VNUS is a leading provider of medical devices for the minimally invasive treatment of venous reflux, a progressive condition caused by incompetent vein valves in the leg.  VNUS sells the Closure system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to treat diseased veins through the application of temperature-controlled RF energy. For more information, please visit the corporate website at www.vnus.com.

FORWARD-LOOKING STATEMENTS
In addition to statements of historical facts or statements of current conditions, VNUS has made forward-looking statements in this press release. Actual results may differ materially from current expectations based on a number of factors affecting VNUS’ business, including, among other things, changing competitive, market, clinical trial data and regulatory conditions; commercial success of VNUS’ licensees; and continued market acceptance of the ClosureFAST catheter; customer and physician preferences; changes in reimbursement levels established by governmental and third-party payors; the ability of VNUS to protect its patent position; the effectiveness of advertising and other promotional campaigns; and overall economic and market conditions.  The reader is cautioned not to unduly rely on these forward-looking statements. VNUS expressly disclaims any intent or obligation to update these forward-looking statements except as required by law.

CONTACT:
Peter Osborne
Chief Financial Officer
(408) 360-7499
ir@vnus.com